Exhibit 99.1

NEWS RELEASE FOR INFORMATION CONTACT: Glimcher Realty Trust 150 East Gay Street Columbus, Ohio 43215 www.glimcher.com

Michael P. Glimcher	Carolee J. Oertel
President & CEO	Mgr., Corporate Communications
(614) 621-9000	(614) 887-5613
coertel@glimcher.com

FOR IMMEDIATE RELEASE
Wednesday, January 10, 2007

GLIMCHER NAMES SCHMIDT CHIEF INVESTMENT OFFICER
AND APPOINTS NEW GENERAL COUNSEL

COLUMBUS, OH—January 10, 2007—Glimcher Realty Trust (NYSE: GRT), one of the country’s premier retail REITs, today announced the promotion of George A. Schmidt, Esq. to the position of Executive Vice President & Chief Investment Officer. In this pivotal role, Mr. Schmidt will oversee all strategic corporate investment activities including new development, redevelopment, acquisitions, and divestitures. This is a new senior management position. Mr. Schmidt currently serves as Executive Vice President, General Counsel and Secretary.

Effective February 1, 2007, Kim A. Rieck, Esq. will join the Company as Senior Vice President, General Counsel and Secretary. Mr. Rieck joins the company from the international law firm, Squire, Sanders & Dempsey L.L.P.  Prior to entering private practice, he served as Senior Vice President, General Counsel and Secretary of DeBartolo Realty Corporation.  Mr. Rieck received his B.A. from Case Western Reserve University and his Juris Doctorate from The Ohio State University College of Law.

About the Company

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of regional and super-regional malls.

Glimcher Realty Trust’s common shares are listed on the New York stock exchange under the symbol “GRT.” Glimcher Realty Trust’s Series F and Series G preferred shares are listed on the New York Stock Exchange under the symbols “GRT.F” and “GRT.G”, respectively. Glimcher Realty Trust is a component of the Russell 2000 Index, representing small cap stocks, and the Russell 3000 Index, representing the broader market.

Visit Glimcher at: www.glimcher.com

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